Exhibit 23.1

Members: American Institute of Certified

VINCENT E. WALSH, CPA FROMENT JOHN GONZALEZ, III, CPA DON F. RODRIGUEZ, CPA, CVA SAM S. FERLITA, CPA, CVA	Public Accountants ● Florida Institute of Certified Public Accountants ● Registered with Public Companies Accounting Standards Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8, SEC File Nos. 333-213438, 333-205328, 333-168611, 333-50325, 333-76038, 333-134631 and 333-166130 of Odyssey Marine Exploration, Inc. and subsidiaries of our report dated March 1, 2017, on the financial statements of Odyssey Marine Exploration, Inc. and subsidiaries, in this Annual Report on Form 10-K for the year ended December 31, 2016.

FERLITA, WALSH, GONZALEZ & RODRIGUEZ, P.A.

Certified Public Accountants

Tampa, Florida

March 1, 2017

3302 Azeele St. ● Tampa, FL 33609

(813) 877-9609 ● Fax: (813) 875-4477

www.fwgcpas.com